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                                                                   Exhibit 23(b)


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
PerfectData Corporation:

We consent to incorporation by reference in the registration statement (No. 333-51774) on Form S-8 of PerfectData Corporation (the Company) of our report dated May 9, 2003, except for note 3 to the financial statements which is as of August 12, 2004, with respect to the statements of operations, shareholders' equity, and cash flows of the Company for the year ended March 31, 2003, which report appears in the March 31, 2004 annual report on Form 10-KSB/A of PerfectData Corporation.

Our report dated May 9, 2003 contains an explanatory paragraph that states that the Company has restated its statements of operations and cash flows for the year ended March 31, 2003. /s/ KPMG LLP

Los Angeles, California
September 9, 2004



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